Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jeffrey L. Cunningham President and Chief Executive Officer Athens Bancshares Corporation (423) 745-1111
ATHENS BANCSHARES CORPORATION ANNOUNCES OPEN MARKET
STOCK PURCHASES TO FUND 2010 EQUITY INCENTIVE PLAN
Athens, Tennessee — October 29, 2010 — Athens Bancshares Corporation (Nasdaq: AFCB) (the “Company”) today announced that the Company has authorized the funding of a trust that will purchase up to 111,090 shares of the Company’s outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company’s 2010 Equity Incentive Plan, which was approved by shareholders at the Company’s annual meeting held on July 14, 2010. Purchases will be made in the open market from time to time at the discretion of the independent trustee of the trust.
Athens Bancshares Corporation is the parent holding company of Athens Federal Community Bank. Athens Federal Community Bank, a federally chartered, FDIC-insured savings bank, was organized in 1934. The Bank is headquartered in Athens, Tennessee and provides financial services to individuals, families and businesses through its seven banking offices located in southeast Tennessee.